Exhibit 10.23

Intel/lntellon Confidential	CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk ( “ [*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

TECHNOLOGY COLLABORATION AND LICENSE AGREEMENT

This Technology Collaboration and License Agreement (“Agreement”) is entered into on June 10, 2005 (the “Effective Date”) by and between Intel Corporation, a Delaware corporation, with a place of business at 2200 Mission College Boulevard, Santa Clara, California 95052, USA (along with its majority owned global subsidiaries, hereinafter “Intel”); and Intellon Corporation, a Delaware corporation, with a place of business at 5100 West Silver Springs Boulevard, Ocala, Florida 34482 (along with its majority owned global subsidiaries, hereinafter “Intellon”). Intel and Intellon may be referred to herein in the singular or plural as a “Party” or the “Parties”.

BACKGROUND

WHEREAS, Intel designs, develops, manufactures and sells certain semiconductor components, computer system hardware, software and communications products.

WHEREAS, Intellon designs, develops and sells certain semiconductor products and related software, services and designs used for communications over power lines (“PLC”) and other wired media.

WHEREAS, pursuant to the terms and conditions of this Agreement, the Parties desire to collaborate on certain commercial activities and enter into certain technology licensing arrangements as set forth herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

TERMS AND CONDITIONS

1.	DEFINITIONS

In addition to terms defined elsewhere in this Agreement (including Agreement Exhibits), the following capitalized terms shall have the following meanings:

1.1

“Chipset” means any single product consisting of integrated circuit(s) one or more of which is designed to be connected directly to an Intel microprocessor; provided that the “Chipset” does not have (1) communications over power lines and/or coaxial cable as its primary purpose, or (2) communications over wireless and over power lines and/or coaxial cable as its primary purpose. For avoidance of doubt, however, the Parties agree that, while the primary purpose of a member of the Intel® PRO/Wireless Network Connection Family (or its successor, if any) is wireless communications, when a member of the Intel® PRO/Wireless Network Connection Family (or its successor, if any) is combined with a member of the Intel Mobile Express chipset family (or its successor, if any) to form a Chipset, the primary purpose of that resultant Chipset is not wireless communications.

1.2	“HomePlug AV” means the high-bitrate PLC audio-visual specification as developed by the HomePlug IA with the current designation of HomePlug AV.

1.3	“HomePlug AV Protocol Adaption Layer” means the portion of the HomePlug AV convergence layer that provides services (including reformatting messages, providing connection and address management, and control functions) to the application layers.

1.4	“HomePlug IA” means the HomePlug Powerline Alliance, Inc., an industry alliance that develops specifications for PLC.

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1.5	“HomePlug IA Agreement” means that certain agreement between the Parties pertinent to the HomePlug IA, attached as Exhibit C to this Agreement.

1.6	“HomePlug 1.0” means the PLC specification as developed by the HomePlug IA.

1.7	“Intel Concept Platform” means an Intel developed Intel Architecture-based demonstration platform used to showcase emerging technologies at forums such as Intel Developer Forum conferences, and on Intel’s Developer Forum website (http://developer.intel.com), or a successor or similar site, for the purpose of demonstrating future personal computer (“PC”) usage models.

1.8	“Intel Architecture Platform” means any Intel platform containing an Intel microprocessor and Chipset.

1.9	“Intel HomePlug AV Concept Platform” means an Intel Concept Platform containing either: (i) a HomePlug AV implementation; or (ii) an alternative PLC AV functionality that could be substituted for a HomePlug AV implementation without loss of material functionality.

1.10	“Intellectual Property” means all of the following that are owned or controlled by a Party during the term of this Agreement: Patents Rights, trade secrets, copyrights (including but not limited to mask work rights) and applications for any of the foregoing and any equivalent rights in all countries of the world that are owned or controlled by such Party.

1.11	“Intel Licensed Products” means all of the following Intel products (products that are manufactured by or for Intel and branded as an Intel product): (i) Intel microprocessors; (ii) Chipsets; and (iii) platforms that contain an Intel microprocessor and that also include, connect to or interface with the Intellon HomePlug AV Design. “Intel Licensed Products” do not include (x) a product consisting of integrated circuit(s) having (1) communications over power lines and/or coaxial cable as its primary purpose, or (2) communications over wireless and over power lines and/or coaxial cable as its primary purpose; or (y) a product that (1) enables communications over power lines using PHY signaling rates greater than the physical layer speed provided by the applicable specification of the HomePlug IA or a Consensus Alternative IA (as defined below), or (2) enables communications over coaxial cable using PHY signaling rates greater than the physical layer speed of the applicable specification of the HomePlug IA or a Consensus Alternative IA, unless in the case of clauses (1) and (2) such higher speed implementation offered by Intel interoperates at such higher speeds with a higher speed implementation of such specification sold by Intellon or that Intellon represents in writing to Intel, within ten (10) days of Intel’s request for Intellon to do so, that it intends to sell in a comparable timeframe (an “Intellon Higher Speed Implementation”).

1.12	“Intellon HomePlug AV Design” means Intellon’s design for a HomePlug AV-compliant implementation, as described in Exhibit A to this Agreement.

1.13	“Intellon HomePlug 1.0 Products” means any PLC product implementation developed by Intellon that is compliant with HomePlug 1.0.

1.14	“Intellon HomePlug AV Products” means any PLC product implementation developed by Intellon that is compliant with HomePlug AV.

1.15	“Intellon Licensed Products” means all products manufactured by or for Intellon other than (i) Chipsets; and (ii) microprocessors that are hardware or software compatible with one or more Intel microprocessors.

1.16	“Intel HomePlug PC Motherboard Reference Design” means an Intel Architecture-based PC Platform reference design that contains an Intellon HomePlug AV Product.

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1.17	“Intel Necessary Claims” means Necessary Claims of Intel.

1.18	“Intel PC Motherboard Reference Design” means an Intel Architecture-based PC Platform reference design, excluding Intel HomePlug PC Motherboard Reference Designs.

1.19	“MFC” or “Most Favored Customer” means, subject to applicable laws, that the prices (and/or license fees or royalties) charged, and terms provided, to Intel for a subject Intellon product shall always be Intellon’s lowest price charged, and most favorable terms provided, during the same calendar quarter to any customer for comparable or lesser volumes of that or a functionally equivalent product, regardless of any special terms, conditions, rebates, or allowances of any nature. Any reductions in price resulting from the application of the foregoing shall apply to Intel’s purchases during the calendar quarter prospectively from the date on which such pricing terms become effective in such other third party customer agreement. For purposes of determining compliance with any MFC requirements, samples and products supplied for testing, reference design or demonstration purposes shall be excluded. The purchase date is defined as the date that Intel issues a purchase order. Intel is eligible to receive MFC pricing and terms for purchases made for delivery within the same calendar quarter, and purchase orders that specify Intellon’s soonest available delivery - even if delivery occurs in a subsequent calendar quarter. For the purposes of this definition, “calendar quarter” describes a 13 week period, where the first quarter begins on January 1 of each year.

1.20	“Necessary Claims” means, solely with respect to the HomePlug IA, claims of a patent or patent application that now or at any future time during the term of this Agreement, are owned, controlled or licensable by a member of the HomePlug IA or any of its affiliates (as defined in the applicable HomePlug IA membership agreement) and are necessarily infringed by implementing those portions of HomePlug AV that are within the bounds of the Scope, provided that a claim is necessarily infringed only when it is not possible to avoid infringing it because there is no commercially reasonable non-infringing alternative for implementing such portions of HomePlug AV within the bounds of the Scope. Notwithstanding the foregoing sentence, Necessary Claims do not include (i) any claims other than those set forth above even if contained in the same patent or patent application as Necessary Claims; (ii) or that read solely on any implementations of any portion of HomePlug AV that are not within the bounds of the Scope; or (iii) that, if licensed, would require a payment of royalties by the licensor to unaffiliated third parties unless the licensee agrees in writing to indemnify the licensor against all royalty costs and expenses arising from such license.

1.21	“Object Code” means computer programming code in machine-readable and machine-executable form.

1.22	“Patent Rights” means with respect to a Party all of such Party’s rights arising from or related to all classes or types of patents, utility models and design patents and applications for these classes or types of patent rights and any equivalent rights in all countries of the world that are owned or controlled by such Party.

1.23	“PC Platform” means an integration of two or more products together to form the basis for a personal computer, including in all instances at least a microprocessor and Chipset.

1.24

“Scope” means those protocols, electrical signaling characteristics, register models, application program interfaces, service provider interfaces, physical dimensions and characteristics, and/or data structures disclosed with particularity in HomePlug AV where the primary purpose of such disclosure is to enable products to interoperate, interconnect or communicate as defined within HomePlug AV. Notwithstanding the foregoing, the Scope shall not include any technology that is (x) both (i) not actually contained within a product or portion thereof that complies with HomePlug AV even if such technology is useful or necessary to develop, design, debug, manufacture, sell or use such product or portion thereof; and (ii) not expressly identified and set forth as “licensed” in HomePlug AV (examples

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of such technologies include without limitation semiconductor manufacturing technology, compiler technology, object oriented technology, basic operating system technology); or (y) the implementation or use of other published specifications developed by a Party or a third party but referred to in the body of HomePlug AV even if required for compliance with HomePlug; or (z) any portion of any product or any combination of products (or portions of products) that are not required for compliance with HomePlug AV.

1.25	“Software” means computer programming code in Object Code form and/or Source Code form.

1.26	“Source Code” means computer programming code in human-readable form and related design documentation, including all comments, build tools, libraries, and any procedural code.

1.27	“Trademark Agreement” means that certain Agreement between the Parties of even date herewith, the form of which is attached as Exhibit B to this Agreement.

2.	INTEL RESPONSIBILITIES

2.1	Intel will provide reasonable assistance to Intellon in the marketing and sale of Intellon HomePlug 1.0 and Intellon HomePlug AV Products. Such assistance may include, but not be limited to, Intel providing Intellon with: (i) introductions to Intel business units and to Intel customer, developer and dealer forums; (ii) “matchmaking” opportunities with Intel customers and dealers; and (iii) trade show participation opportunities.

2.2	Intel will provide reasonable amounts (which Intel will determine at its sole discretion) of technical consulting at no cost to the HomePlug IA on the HomePlug AV Protocol Adaption Layer.

2.3	Subject to Section 8.3 below, Intel agrees to communicate to Intellon the results of Intel’s internal evaluation, if any, of any Intellon HomePlug AV Products (including pre-production release versions thereof) and technology; provided, however, that in no such instance shall a Party who has disclosed information (“Discloser”) to the other Party (“Receiver”) be deemed to have provided to Receiver any express or implied license to any Intellectual Property relating to the subject(s) of such communications.

2.4	Intel agrees (a) not to release publicly or to third parties (i.e., non-Parties) an Intel Concept Platform containing a HomePlug AV implementation from a vendor other than Intellon before publicly demonstrating an Intel Concept Platform containing a like implementation from Intellon; and (b) not to release publicly or to third parties an Intel Concept Platform containing an implementation of an alternative high-bitrate PLC specification that is not HomePlug AV-compliant, such as those being offered or proposed by DS2 and Panasonic, sooner than three (3) months after publicly demonstrating an Intel Concept Platform containing a like Intellon implementation that would satisfy the conditions of this Section 2.4 unless, at the time of release of the Concept Platform referred to in clause (a) or (b) of this Section 2.4: (y) (i) no such Intellon implementation then exists in production quality and in a form that enables it to work in conjunction with a software stack that extends from the driver through the operating system; (ii) Intellon’s implementation is not in an Intel-specified form factor that will adhere to a common industry interface (e.g., PCI-Express, Wireless USB, USB 2.0); or

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(iii) Intellon’s implementation does not have associated Software that is compatible with existing operating system interfaces or requires custom (i.e., non-standard) interfaces to the operating system; and (z) the HomePlug AV implementation from a vendor other than Intellon or the implementation of the alternative high-bitrate PLC specification that is not HomePlug AV-compliant, which Intel uses in the Intel Concept Platform (i) then exists in production quality and in a form that enables it to work in conjunction with a software stack that extends from the driver through the operating system; (ii) is in an Intel-specified form factor that adheres to a common industry interface (e.g., PCI-Express, Wireless USB, USB 2.0); and (iii) has associated Software that is compatible with existing operating system interfaces and does not require custom (i.e., non-standard) interfaces to the operating system. Intel shall have the right, at its sole discretion, to waive any or all of the requirements in sub-part (y) by provision to Intellon in writing of same.

2.5	Subject to Section 8.3 below, Intel will provide to Intellon, at no cost, information about suggested features, operating system driver stacks, Software stacks, form factors and interfaces that Intel requires for an Intel HomePlug AV Concept Platform, for an Intel HomePlug PC Motherboard Reference Design or for Intel to purchase Intellon HomePlug AV Products; provided, however, it is understood and agreed between the Parties that the provision by Intel of such information does not and should not be construed to obligate Intel to create any such Intel HomePlug AV Concept Platform or to purchase any Intellon product.

2.6	Intel agrees to execute the HomePlug IA Agreement on even date herewith.

2.7	Intel will not use all or any Material Part (or any derivative of any Material Part) of the Intellon HomePlug AV Design or the Intel Derivative Works (as defined below) (i) in conjunction with designs for competing PLC specifications (the “Competing Specifications”), including by way of example, DS2’s Wisconsin PLC specification and the PLC specification offered by Panasonic, to implement functionality of the Competing Specifications to enable communications over power lines and/or coaxial cable; (ii) to implement the specific portions of any product that enable communication over power lines and/or coaxial cable at speeds in excess of the physical layer speed provided by the applicable specification of the HomePlug IA or a Consensus Alternative IA unless such higher speed implementation offered by Intel interoperates at such higher speeds with an Intellon Higher Speed Implementation; or (iii) to implement the specific portions of any product that enable communication over powerlines and/or coaxial cable, or to implement the analog front end functionality for any such product, unless such product is interoperable with (x) the Intellon HomePlug AV Design or (y) another product sold by Intellon or that Intellon represents in writing to Intel, within ten (10) days of Intel’s request for Intellon to do so, that it intends to sell in a comparable timeframe.

2.7.1	For purposes of this Agreement, “Material Part” means any part implementing any of the functionality listed in Exhibit D to this Agreement.

2.7.2	Nothing in this Section 2.7 shall prevent Intel’s engineers from using any Residual Information (as defined below); provided, however, that the foregoing shall not excuse, waive or release Intel from any infringement of Patent Rights or copyrights. For purposes of this Agreement, “Residual Information” means information in non-tangible form that may be inadvertently retained in unaided memory by Intel engineers who had access to the Intellon HomePlug AV Design or Confidential Information of Intellon delivered to Intel as part of the Intellon HomePlug AV Design.

3.	INTELLON RESPONSIBILITIES

3.1	Intellon will provide to Intel MFC for Intellon HomePlug AV Products that Intel purchases directly from Intellon for use in Chipsets and/or other products or platforms sold by Intel that contain an Intel microprocessor and an Intellon HomePlug AV Product.

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3.2	Intellon will provide to Intel, at Intel’s request and at no cost, reasonable amounts of consulting support as necessary for Intel to complete an Intel Concept Platform that includes an Intellon HomePlug AV Product, or an Intel HomePlug PC Motherboard Reference Design.

3.3	Intellon will provide to Intel, at Intel’s request and at Intellon’s cost, both upon beta release and at first commercial release, a reasonable number of Intellon HomePlug AV Products then commercially available in pre-release or development kit form as Intel may order from Intellon in writing.

3.4	Intellon will provide to Intel, at Intel’s request and at no cost, selected Intellon HomePlug AV Product reference designs determined by Intellon; provided, however, that it is understood and agreed between the Parties that Intellon will not be required to provide any such reference design produced as a proprietary solution for an Intellon customer.

3.5	Intellon hereby grants to Intel an option to license from Intellon, pursuant to license grant terms described in Article 4 below, the Intellon HomePlug AV Design (the “Option”). The Option is exercisable at Intel’s sole discretion, may only be exercised by Intel in writing, and may only be exercised if: (i) Intel is then a member of the HomePlug IA or a Consensus Alternative IA and has agreed to be publicly identified as such by such IA; (ii) Intel is then in compliance with Section 2.4 above; and (iii) Intel must have by that time made available to original equipment manufacturers (“OEMs”) and original design manufacturers (“ODMs”) an Intel HomePlug PC Motherboard Reference Design. In addition, Intel may not distribute Intel Licensed Products (as otherwise provided for in Section 4.1 below) until such time as Intel has purchased from Intellon at least [*****] Intellon HomePlug AV Products, subject to the terms and conditions of this Agreement. For purposes of meeting this quantity requirement, the Parties agree that purchases of Intellon HomePlug AV Products made by Intel customers based on an Intel HomePlug PC Motherboard Reference Design shall count towards the total.

3.5.1	If Intel exercises the Option, Intellon will provide to Intel, at Intel’s request and at industry standard rates (in all cases with such rates being commercially reasonable), and with reimbursement by Intel of reasonable Intellon expenses that are in compliance with Intel internal expense guidelines, such engineering consulting services as Intel shall reasonably request in writing to aid Intel in integrating the Intellon HomePlug AV Design into Intel Licensed Products, and into Intel’s own CMOS fabrication process.

3.5.2	Upon exercise of the Option, Intel agrees to grant and hereby does grant to Intellon the license described in Section 4.3 below.

3.5.3	Intellon shall deliver the Intellon HomePlug AV Design deliverables specified in Exhibit A to Intel within fifteen (15) days after the date Intellon receives written notice of Intel’s exercise of the Option or, if the HomePlug AV Reference Design has then not met the Delivery Requirements described in Exhibit A, fifteen (15) days after the HomePlug AV Design meets such Delivery Requirements.

3.6	Intellon agrees that Intel shall have the right, only through a third party certified public accountant (the “Auditor”), no more than once per year and in all cases upon no less than fifteen (15) days advance written notice, to conduct an audit during normal business hours of Intellon books and records to confirm Intellon’s compliance with any and all MFC obligations under this Agreement. The Auditor shall be instructed to report only as to whether there is an overcharge in the prices charged to Intel hereunder, without disclosing any customer names, and if so, the amount of such overcharge, which shall be reimbursed to Intel by Intellon within thirty (30) days following the audit. In addition, in the event that any such overcharge is five percent (5%) or more above the price that should have been paid by Intel under the circumstances, Intellon shall reimburse Intel for the costs of the audit.

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3.7	Intellon shall execute the Trademark Agreement, effective as of the Effective Date.

3.8	Intellon agrees to execute the HomePlug IA Agreement on even date herewith.

4.	LICENSE GRANTS AND TERMS

4.1	Option License. Upon exercise of the Option by Intel as described in Section 3.5 above and subject to the terms of this Agreement, Intellon agrees to grant and hereby does grant to Intel a non-exclusive, non-transferable (except pursuant to Section 12.11), perpetual, worldwide, fully paid, royalty-free (or royalty-bearing, depending upon the circumstances described in Section 4.2 below) license, without the right to sublicense (but with have made rights as described and conditioned in Sections 4.1.2 and 4.4.1, respectively, below), under Intellectual Property rights in the Intellon HomePlug AV Design or portions thereof which Intellon owns or has authority to grant licenses of the scope set forth herein, to:

4.1.1	use, copy and create derivative works of (the “Intel Derivative Works”) the Intellon HomePlug AV Design for internal use purposes;

4.1.2	use, make, have made (subject to Section 4.4.1 below), sell (directly and indirectly), offer to sell, import, export and otherwise dispose of Intel Licensed Products; and

4.1.3	publicly perform, publicly display and distribute (i) the Intellon HomePlug AV Design, Intel Derivative Works and copies thereof only as embodied in or by Intel Licensed Products; and (ii) product specification or other related documentation or information provided by Intellon to Intel that is approved by Intellon in writing for provision to third parties (with, for purposes of clarification, it being understood between the Parties that (x) Intellon’s provision to Intel of any such applicable documentation along with or followed by written authorization to Intel to exercise the rights in this Section 4.1.3 with regards to such documentation shall be the only authorization needed to be given by Intellon to Intel in connection therewith; and (y) Intel shall not include in its public product documentation any more information concerning the Intellon HomePlug AV Design than Intellon includes in its own public product documentation unless Intellon otherwise agrees in writing), by any means now known or developed in the future.

4.2	Royalty Conditions. The license granted to Intel in Section 4.1 shall be royalty-free, except to the extent of the following:

4.2.1	Intel shall pay, as and if applicable, any royalties to third parties to the extent arising in relation to Intel’s exercise of its license rights, except to the extent indemnified by Intellon under Section 9.1;

4.2.2	If Intel elects to use any of the third party Intellectual Property listed in Schedule A-1 to Exhibit A, Intel shall pay, as and if applicable, to third parties any royalties or other amounts necessary for Intel to acquire the right to use such third party Intellectual Property; and

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4.2.3	Intel shall pay royalties to Intellon, at a rate to be separately negotiated between the Parties, but in all instances under MFC terms (or, if there is no corresponding Intellon license for which to compare for MFC purposes, under commercially reasonable terms), on any Intel Licensed Products that (i) are not primarily designed and intended to form the basis of a PC Platform; or (ii) are marketed primarily for use in non-PC Platforms; provided, however, that If Intel disables (in a way that renders it permanently unusable by an end user) the HomePlug AV capability in any Intel Licensed Product for which a royalty would otherwise be payable, no royalty shall be owed. For purposes of determining whether any royalties are payable on a unit of an Intel Licensed Product, the provisions of this Section 4.2.3 shall be applied based on Intel’s most granular product classification, e.g., a shopkeeping unit or SKU.

4.3	Intel Necessary Claims and Intel Derivative Works License. If Intel exercises the Option, Intel agrees to grant and hereby does grant to Intellon a non-exclusive, non-transferable (except pursuant to Section 12.11), perpetual, worldwide, fully paid, royalty-free license, without the right to sublicense, under Patent Rights in Intel Necessary Claims and Intel Derivative Works which Intel owns or has authority to grant licenses of the scope set forth herein, to use, make, have made (subject to Section 4.4.2 below), sell (directly and indirectly), offer to sell, import, export and otherwise dispose of Intellon Licensed Products.

4.4	Have Made Limitations.

4.4.1	The have made rights granted to Intel pursuant to Section 4.1 above are limited to contract manufacturers that Intel uses to manufacture other products of Intel, and in no case shall any confidential or proprietary information (other than information covered by Section 4.1) of Intellon be disclosed to such third party(s). If a contract manufacturer designs or manufactures its own products, then materials pertinent to the manufacture of Intellon products under the have made rights in Section 4.1 shall only be provided to a distinct and separate division or business unit that provides a general merchant foundry business for third party products and shall not be accessed or used by any personnel working on such contract manufacturer’s own products.

4.4.2	The have made rights granted to Intellon pursuant to Section 4.3 are limited to contract manufacturers that Intellon uses to manufacture products of Intellon, and in no case shall any confidential or proprietary information (other than information covered by Section 4.3) of Intel be disclosed to such third party(s). If a contract manufacturer designs or manufactures its own products, then materials pertinent to the manufacture of Intellon products under the have made rights in Section 4.3 shall only be provided to a distinct and separate division or business unit that provides a general merchant foundry business for third party products and shall not be accessed or used by any personnel working on such contract manufacturer’s own products.

4.5	No Other Rights. Except as expressly provided in this Article 4, neither Party grants to the other Party any license, right, title or interest in or to any Intellectual Property, whether by implication, estoppel or otherwise under or in connection with this Agreement. All rights not specifically granted herein are reserved by the Party owning the respective Intellectual Property.

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5.	INTELLECTUAL PROPERTY OWNERSHIP

5.1	General. Each Party will retain all right, title and interest in its Intellectual Property, including but not limited to, Necessary Claims.

5.2	Intellon Intellectual Property. Intellon will retain all right, title and interest in (i) the Necessary Claims of Intellon; and (ii) all Intellectual Property in the Intellon HomePlug AV Design.

5.3	Intel Intellectual Property. Subject to Section 5.2, Intel will retain all right, title and interest in all Intellectual Property in (i) the Necessary Claims of Intel; and (ii) Intel Derivative Works.

6.	ALTERNATIVE COLLABORATIVE ACTIVITIES

6.1	This Agreement contemplates that Intel and Intellon will work together with the HomePlug IA toward a goal of creating an industry standard for high-bitrate PLC (such as the proposed HomePlug AV specification) based on the assumption that the HomePlug IA will be an effective organization for such purposes. However, Intel and Intellon recognize that the possibility exists that an alternative organization may be necessary to achieve a successful industry standard for high-bitrate PLC (an “Alternative IA”). The Parties agree that any industry standards-setting organization for high bit-rate PLC, including the HomePlug IA and any Alternative IA, must: (i) promote and publish a specification for high bit-rate PLC, (ii) have open membership, (Hi) permit the members thereof to license any such specification on reasonable terms as determined by such group, effectively allowing any member to offer commercial implementations of the lA’s specification, and (iv) promote an environment that allows for multiple silicon suppliers, which both Parties see as necessary to supply a potentially large customer base.

6.2	If either Intel or Intellon concludes that an Alternative IA may be necessary to achieve a successful high-bit-rate PLC industry standard, such Party will communicate with the other Party to explain and discuss the alternative approach and determine whether Intel and Intellon are prepared to mutually support the Alternative IA.

6.3	If (i) Intel and intellon mutually agree to work together with an Alternative IA instead of the HomePlug IA to create an industry standard for high-bitrate PLC (a “Consensus Alternative IA”), (ii) Intel has not yet exercised the Option, and (iii) Intellon has created, or determined to create, a design for a CMOS MAC, PHY baseband integrated circuit implementing the high bit-rate PLC communications specification published by the Consensus Alternative Al (“Alternative Al Design”), then the terms of this Agreement shall be automatically modified as appropriate to apply to such Consensus Alternative IA rather than the HomePlug IA and to the Alternative Al Design rather than the HomePlug AV Design. If the differences in the organization or operation of the Consensus Alternative IA and the HomePlug IA, or differences between the Intellon HomePlug AV Design and the Intellon Alternative AV Design, make such automatic modification of all the terms of this Agreement impractical, the Parties agree to negotiate in good faith in an effort to mutually agree on the specific changes necessary to carry out the intent of this Agreement.

7.	RIGHT OF FIRST NOTIFICATION

7.1

Delivery of Notice. Prior to entering into any transaction that would result in a change of control of Intellon, whether by (i) merger or consolidation or (ii) a sale of equity securities by Intellon, whether in one or a series of related transactions, which results in a single person, or a group (as defined in accordance with the provisions of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), beneficially owning 50% or more of the then currently outstanding voting control of Intellon, or (iii) a sale of all or substantially

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all of Intellon’s assets (in each case, a “Corporate Event”), Intellon shall give Intel notice of such event (the “Notice”). The Notice shall be delivered to Intel at least 20 days before the closing of the Corporate Event. If Intellon enters into a “no-shop” arrangement or agreement in connection with a Corporate Event, such “no-shop” arrangement or agreement shall contain an exception permitting Intellon to provide the Notice.

7.2	Contents of Notice. The Notice shall indicate the type of transaction (whether merger, consolidation or sale of equity securities, or a sale of all or substantially all of Intellon’s assets) of the proposed Corporate Event and the anticipated closing date of the Corporate Event. Intellon shall also provide Intel with access to (and copies of, if requested) all material documents containing nonpublic material information of Intellon that are or have been supplied to the party making the acquisition proposal (it being understood that Intellon shall have the right to mask the names and identities of third parties, including customers).

7.3	No Right of First Refusal. Intellon shall not enter into any right of first refusal with any other person relating to a Corporate Event.

8.	WARRANTIES.

8.1	Authority. Each Party warrants and represents to the other that it has all authority to enter into this Agreement and to perform the obligations hereunder.

8.2	Intellectual Property. Intellon warrants and represents that, to the knowledge of its executive officers without investigation or inquiry, and except for the Intellectual Property rights listed on Schedule A-1 to Exhibit A (as the same may be supplemented by written notice from Intellon to Intel with respect to a Subsequent Design or an AFE Design as provided in such Exhibit) and the Intellectual Property rights of third parties included in any HomePlug IA or Consensus Alternative IA specification, Intellon has sufficient rights, title and interest in and to any and all Intellectual Property rights which are embodied in or incorporated in the Intellon HomePlug AV Design.

8.3	Disclaimer. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 8, NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO DELIVERABLES, OBLIGATIONS OR DOCUMENTATION RELATED THERETO UNDER THIS AGREEMENT, AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.	INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1

Intellon shall defend, indemnify and hold Intel harmless from any costs, expenses losses, damages or liability incurred because of actual or alleged infringement of any patent, copyright, trade secret, trademark, mask work, or other proprietary right arising in any way from any claim made or threatened against Intel arising directly from the Intellon HomePlug AV Design; provided, however, that Intellon shall have no such obligation to defend, indemnify and hold Intel harmless to the extent that any such actual or alleged infringement is caused by Intellon’s incorporation in the Intellon HomePlug AV Design of all or any portion of (i) any HomePlug IA or Consensus Alternative IA specification; or (ii) any Third Party IP identified in Schedule A-1 of Exhibit A. Intellon shall also have no obligation to defend, indemnify or hold Intel harmless for any actual or alleged infringement of any Patent Rights if Intellon did not have actual knowledge of such actual or alleged infringement at the time it delivered the Intellon HomePlug AV Design to Intel. For purposes of this Section 9.1, “actual knowledge” means a written communication received by an executive officer of Intellon from or on behalf of a third party alleging infringement of such third party’s Patent Rights and does not include constructive knowledge based upon patent and trademark records or constructive notice of patents.

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Intel shall promptly notify Intellon of any such claims or demands and Intellon shall have the right to control the defense or settlement thereof of any such claims; provided, however, that (x) Intellon shall permit Intel to participate in the defense or settlement thereof at Intel’s option and cost; and (y) Intellon shall not enter into any settlement that requires an affirmative obligation, action or ongoing liability or otherwise detrimentally impacts Intel without Intel’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

9.2	If the Intellon HomePlug AV Design, or any portion of the Intellon HomePlug AV Design, is found to infringe the rights of any third party and its use is enjoined because of actual or alleged infringement of any patent, copyright, trade secret, trademark, mask work, or other proprietary right for which Intellon is obligated to defend, indemnify and hold Intel harmless from pursuant to Section 9.1, Intellon will, at Intellon’s option and expense either (a) procure for Intel a license or right to continue to use the Intellon HomePiug AV Design or the applicable portion of the Intellon HomePlug AV Design; (b) replace the Intellon HomePlug AV Design or applicable portion with a non-infringing Intellon HomePlug AV Design or portion; or (c) modify the Intellon HomePlug AV Design or infringing portion to become non-infringing.

9.3	The foregoing states the entire set of obligations and remedies flowing between Intel and Intellon arising from any intellectual property claim by a third party.

9.4	EACH PARTY’S SOLE LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT, OBJECTIVELY MEASURABLE DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOST REVENUES OR LOSS OF BUSINESS ADVANTAGE OR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT THIS LIMITATION OF LIABILITY IS AN ESSENTIAL ELEMENT OF THE AGREEMENT, AND FURTHER AGREE THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

EXCEPT WITH RESPECT TO (i) BREACHES OF CONFIDENTIALITY OBLIGATIONS OR ROYALTY PAYMENT OBLIGATIONS OR SECTION 2.7, FOR WHICH THERE SHALL BE NO CAP ON LIABILITY; AND (ii) INDEMNITY OBLIGATIONS, FOR WHICH THE CAP ON LIABILITY SHALL BE THREE MILLION U.S. DOLLARS ($3,000,000), IN NO EVENT SHALL EITHER PARTY’S LIABILITY UNDER THIS AGREEMENT EXCEED ONE MILLION U.S. DOLLARS ($1,000,000).

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10.	TERM AND TERMINATION

10.1	Term. This Agreement will be effective for an initial term of five (5) years from the Effective Date, and may be renewed upon written mutual consent of both parties prior to the date of termination.

10.2	Termination for Cause. Either Party shall have the right to terminate this Agreement should the other Party materially default in the performance of any of its obligations if, within thirty (30) days after written notice, the defaulting Party has failed to cure the default.

10.3	Effect of Termination.

(a)	Except as expressly set forth below in Section 10.3(b), Sections 1, 4, 5, 8, 9, 10, 11 and 12 of this Agreement will survive expiration or earlier termination of this Agreement.

(b)	In the event of termination of this Agreement by a Party for material breach by the other Party in accordance with Section 10.2 above, the non-breaching Party may revoke the license grants set forth in Section 4 above.

11.	CONFIDENTIALITY AND NON-DISCLOSURE

11.1	It may become necessary during the course of this Agreement for one Party to disclose to the other information which the disclosing Party considers confidential (“Confidential Information”). Disclosure of such Confidential Information shall be governed by the terms of that certain separate Corporate Non-Disclosure Agreement dated September 19, 2002, Intel CNDA #2201641 (the “CNDA”).

11.2	Neither Party will disclose the existence of or terms of this Agreement or of any discussions or transactions engaged in hereunder between the Parties without the prior written permission of the other, except that a Party may disclose such terms to (i) those employees or agents of such Party who need to know such terms in order for such Party to perform its obligations under this Agreement; (ii) to such Party’s legal advisors or financial advisors or authorities for legal advice or tax or accounting purposes; (iii) as required by court order or by the rules of civil procedure in litigation pursuant to a protective order maintaining the confidentiality of this information, after giving no less than ten (10) business days notice to the other Party; (iv) as required to comply with the disclosure obligations of applicable securities laws, in which cases the disclosing Party shall endeavor to seek confidential protection from the subject securities regulation authorities to the fullest extent allowable and practicable under the circumstances; (v) to bona fide potential acquirers as required in connection with due diligence related to a bona fide merger, consolidation, or sale of all or substantially all of the assets of Intellon; and (vi) upon receipt of prior written authorization from Intel (which may stipulate that certain provisions of the Agreement may not be disclosed), which in no instance shall such authorization be unreasonably withheld, conditioned or delayed, to bona fide prospective investors in connection with due diligence related to a bona fide equity financing transaction, so long as, in all cases, prior to any such disclosure the recipient of the disclosure is bound to hold the information under confidentiality restrictions similar in force to those provided in the CNDA.

12.	GENERAL PROVISIONS

12.1	Relationship of Parties. Each Party is and shall remain an independent contractor with respect to all performance rendered pursuant to the terms of this Agreement and the

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Exhibits hereto. Neither Party nor any employee thereof shall be considered an employee or agent of the other Party for any purpose and shall have no authority to bind or make commitments on behalf of such other Party for any purpose and shall not hold itself or themselves out as having such authority. Nothing within this Agreement shall be construed as establishing a partnership, joint venture, or any other entity jointly owned or controlled by the Parties.

12.2	Independent Development. This Agreement does not preclude either Party from (i) evaluating or acquiring similar technologies or products from third parties not a party to this Agreement, or (ii) independently developing or marketing similar technologies or products, or making and entering into similar arrangements with other companies.

12.3	Compliance with laws. Each Party shall, at its own expense, comply with any governmental law, statute, ordinance, administrative order, rule or regulation relating to its duties, obligations and performance under this Agreement and the Exhibits hereto and shall procure alt licenses and pay all fees and other charges required thereby. Without limiting the foregoing, each Party understands that it is subject to regulation by United States government agencies, which may prohibit export or diversion of products, including those containing software and technical information, information about such software or such technical information, and direct products of such software or such technical information to certain countries and certain persons. Regardless of any disclosure a Party makes to the other of an ultimate destination of such software or such technical information, the first Party warrants that it will not export in any manner, either directly or indirectly, any of such software or such technical information or direct products of such software or such technical information, without first obtaining all necessary approval from appropriate United States government agencies. Each Party acknowledges that the regulation of product export is in continuous modification by the United States Congress and administrative agencies and agrees to complete all documents and to meet all requirements arising out of such modifications.

12.4	Force Majeure. Neither Party to this Agreement shall be held responsible for any failure or delay in performance of any obligations under this Agreement where such performance is rendered impossible by any act of war, fire, flood, earthquake, epidemic, strikes and other causes similar to those listed, in each case where failure to perform is beyond the control, and not caused by the negligence of, the non-performing Party.

12.5	Entire Agreement. This Agreement and the Exhibits hereto, which constitute an integrated part of the Agreement and which are hereby incorporated into the Agreement by reference, constitute the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, oral or written, and all other communications relating to the specific subject matter of this Agreement.

12.6	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect and shall be interpreted, to the extent possible, to achieve its purposes without the invalid, illegal or unenforceable provision.

12.7	Modification. No alteration, amendment, waiver or any other change in any term or condition of this Agreement will be valid or binding on either Party unless such has been mutually assented to in writing by authorized representatives of both Parties.

12.8	Waiver. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement or constitute a waiver of any other provision of this Agreement.

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12.9	Duplicate Originals. This Agreement may be executed in duplicate originals, which shall constitute one Agreement.

12.10	Notices. Unless otherwise agreed to by the Parties, all notices required under this Agreement shall be deemed effective when received and made in writing by either (i) registered mail, (ii) certified mail, return receipt requested, or (iii) overnight mail or overnight delivery by a recognized national delivery service, addressed and sent to the attention:

Intel:	Intellon:

Intel Corporation	Intellon Corporation
2200 Mission College Blvd.	5100 West Silver Springs Boulevard
Santa Clara, CA 95052	Ocala, Florida 34482
USA Attn.: Post-Contract Management	Attn: Chief Executive Officer

With copies to:
Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95052-8119 USA
Attn. General Counsel

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party at such changed address.

12.11	Assignment. Except for a Corporate Event as to which Intellon has provided Notice as required by Section 7.1, neither Party may sell, transfer, assign, or delegate in whole or in part this Agreement, or any rights, duties, obligations or liabilities under this Agreement, without the prior written consent of the other Party. This Agreement will inure to the benefit of and be binding upon each Party’s permitted successors and assigns.

12.12	Taxes. All applicable taxes and other charges such as duties, customs, tariffs, imposts, and government imposed surcharges shall be stated separately within invoices and each Party shall be responsible for the payment of such taxes and other charges for which it is legally responsible. If a Party is prohibited by law from remitting payments unless it deducts or withholds taxes therefrom on behalf of the local taxing jurisdiction, then that Party shall duly withhold such taxes and shall remit the remaining net invoice amount to the other Party.

12.13	Representation by Counsel; Construction. The Parties each acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

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12.14	Interpretation. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. If there is any conflict or ambiguity between a provision in this Agreement and that in any of the Exhibits hereto this Agreement shall control and have precedence over such Exhibit.

12.15	Governing Law. Any dispute or claim arising out of, in relation to, or in connection with this Agreement, and any subsequent amendments to this Agreement, including without limitation the interpretation, making, performance, breach or termination thereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement to be effective as of the Effective Date.

AGREED:

INTEL CORPORATION	INTELLON CORPORATION

/s/ Abel Weinrib	/s/ Charles E. Harris
Signature	Signature

Abel Weinrib	Charles E. Harris
Printed Name	Printed Name

Co-Director and VP, CTG	Chairman and CEO
Title	Title

June 9, 2005	10 June 2005
Date	Date

Intel/lntellon Confidential

EXHIBIT A

Intellon HomePlug AV Design

Intel/lntellon Confidential

EXHIBIT A

Intellon HomePlug AV Design

Definitions

1.	“Bug” means a failure of Intellon’s design to meet the Final HomePlug AV Specification.

2.	“Bug Fix” means a correction of a Bug or minor additions to functionality that are required by minor updates to the HomePlug AV layer specification (e.g., “Maintenance Revisions”), or standard operation to meet market conditions, in each case which correction or addition is made by Intellon and is made commercially-available by Intellon from time to time. Bug Fixes can include changes to hardware or software.

A.	MAC/PHY Baseband Integrated Circuit

1.	Functionality. The Intellon HomePlug AV Design (for purposes of this Exhibit, the “Design”) will be a CMOS integrated circuit (“IC”) implementation of the HomePlug AV Specification, designed and offered as a commercial product by Intellon. The Design includes the HomePlug AV PHY and MAC hardware and the [*****] for the [*****]. The Design must be compliant with the [*****] of the final version of the HomePlug AV Specification (“HomePlug AV-compliant”). The Design shall coexist with HomePlug 1.0 devices; however, the initial version of the Design, currently designated the INT6000 (the “Initial Design”), is not intended to interoperate with HomePlug 1.0 devices. For the avoidance of future doubt, if the final version of the HomePlug AV Specification requires that HomePlug AV devices interoperate with HomePlug 1.0 devices, then the Initial Design must comply accordingly.

2.	Future Iterations. In the event that Intellon has not transferred the Initial Design to Intel, and if Intellon elects to produce and offer as a commercial product one or more subsequent iterations of the Initial Design and the Delivery Requirements (as defined below) for such subsequent iteration have been met, Intellon shall deliver to Intel, in lieu of the Initial Design, the subsequent iteration of the Initial Design (a “Subsequent Design”). For purposes of the avoidance of doubt, Intellon shall not be obligated to include in the delivery of any Subsequent Design any additional functionality or interfaces not included in the Initial Design that do not comprise or facilitate portions of [*****] (e.g., [*****]. Intellon agrees that in the event that Intellon removes such functionality from the Design, Intellon will validate that the Design functions properly without the removed circuitry.

3.	One Design: Bug Fixes. In the event Intel exercises the Option, Intellon shall only be obligated to deliver one Design to Intel, which Design shall be either in the form of the Initial Design or in the form of a Subsequent Design, as provided in this Exhibit. In no event shall Intellon be obligated to deliver the Design both in the form of the Initial Design and in the form of a Subsequent Design or, if Intellon does not deliver the Initial Design as permitted in the Exhibit, in the form of more than one Subsequent Design. At the time of delivery, Intellon agrees to provide to Intel all Bug Fixes (corresponding to the Design) that are relevant to the Design. After Intellon has delivered the Design to Intel, Intellon also agrees to notify Intel in writing of all Bugs (corresponding to the Design) within 5 business days of discovery by Intellon, and to make available to Intel in writing as soon as available all corresponding Bug Fixes. After Intellon has delivered the Design to Intel, Intel will notify Intellon in writing of all Bugs (corresponding to the Design) identified by Intel within 5 business days of discovery by Intel, and make available to Intellon in writing as soon as available any corresponding corrections created by Intel.

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4.	Scope of Design. The Design contains a HomePlug AV-compliant MAC and PHY, along with a flexible multi-media interface. The Initial Design utilizes a third party AFE IC, which consists of an ADC, DAC and support gain and filtering circuitry to create a HomePlug AV node. The AFE IC design may or may not be included in the Initial Design. Intellon’s obligation to deliver the AFE IC Design to Intel shall be as specified in Section B(3).

[*****]

List of abbreviations:

[*****]

The following description (including the block diagrams) of the Initial Design is based upon information available as of the date of this Agreement. The parties acknowledge that Intellon shall have the right, in its sole discretion, to make changes to the Initial Design before it is completed and meets the Availability Requirements described below.

PHY Architecture

The block diagram below shows the top level PHY architecture. The [*****] contains the [*****], the [*****] and the [*****]. The [*****] contains the [*****], the [*****], the [*****] and the [*****].

[*****]

MAC Hardware Architecture

The MAC Hardware Architecture consists of the MAC [*****], which contains the [*****] based [*****] and [*****] and the [*****], as depicted in the following diagram.

[*****]

MAC SW Architecture

The INT6000IC MAC Software Architecture is [*****] and [*****].

List of abbreviations:

[*****]

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5. Third Party IP Included in Design. The Design uses [*****] and other intellectual property supplied to Intellon by third parties (the “Third Party IP”). The [*****] and other intellectual property included in the Initial Design are described in Schedule A-1, which is attached to and incorporated into this Exhibit A by reference. Intellon will deliver to Intel a list of all Third Party IP included in any Subsequent Design as soon as such information is available, or, if later, whenever Intel requests. Intellon cannot deliver the Third Party IP to Intel with, or as part of, the Design unless the owner of the Third Party IP provides written authorization for Intellon to do so. Intel and Intellon will cooperate in good faith to seek approval from the owners of all Third Party IP to provide permission for Intellon to deliver the respective Third Party IP to Intel. In the event that an owner of any Third Party IP fails to provide such written authorization, Intellon shall have no obligation to replace any such Third Party IP in the Design with other design cores or other IP; however, Intellon agrees to provide a detailed specification required to replace the Third Party IP in order to function with the remaining portions of the Design. For the avoidance of doubt, this obligation to provide a detailed specification does not apply to the [*****] or the [*****]. If Intel requests Intellon to provide engineering consulting services to aid Intel in replacing the Third Party IP in the Design and integrating the resulting work into Intel’s own CMOS fabrication process, Intellon will furnish such consulting services pursuant to the terms of Section 3.5.1 of the Agreement. The parties understand and agree that the [*****] and [*****] included in the Third Party IP are central to the Initial Design and may be central to any Subsequent Design and that it would not be practical for Intellon to deliver the Initial Design (and if the [*****] and [*****] are central to any Subsequent Design, any Subsequent Design) without these elements. Consequently, notwithstanding the other provisions of the Agreement and this Exhibit A, Intellon will not be obligated (i) to deliver the Initial Design (and if the [*****] and [*****] are central to any Subsequent Design, any Subsequent Design) to Intel unless the owner(s) of the Third Party IP comprising the [*****] and [*****] provide written authorization for Intellon to do so, or (ii) to provide engineering consulting services to aid Intel in removing or replacing the [*****] or the [*****] in the Initial Design or any such Subsequent Design. Intel and Intellon will cooperate in good faith to seek approval from the owner of the [*****] comprising the [*****] and [*****] (currently [*****]) to provide permission for Intellon to deliver the Initial Design to Intel. If Intel requests, Intellon agrees to use reasonable efforts to facilitate a business relationship between Intel and any Third Party IP providers. Such efforts shall not require Intellon to expend any additional funds or to accept terms or delays that are unacceptable to Intellon.

6. Availability of Design. The Design will be available for delivery to Intel thirty (30) days after the Intellon IC based on the Design has passed both (i) [*****] in accordance with Intellon’s reasonable business [*****] and [*****] (the “Delivery Requirements”). Intellon shall have no obligation to deliver the Design to Intel until both of the Delivery Requirements have been met. Intellon shall not unreasonably delay (i) or (ii).

7. Design Deliverables. The Initial Design delivered to Intel shall include the items described in Schedule A-2, which is attached to and incorporated into this Exhibit A by reference. Any Subsequent Design delivered to Intel shall include such items in Schedule A-2 as are applicable to the Subsequent Design. In the event that the Subsequent Design uses different vendor tools or Third Party IP than the Initial Design, the items described in Schedule A-2 will be adjusted accordingly.

B.	Analog Front End (AFE) Design

1.	No Obligation to Create AFE Design. Intellon shall have no obligation to create an AFE Design or to cause any such AFE Design to meet the Delivery Requirements.

2.	Creation of AFE Design. At present, Intellon does not [*****] for use with the[*****] and [*****] In the event that Intellon in its sole discretion [*****], Intellon agrees to use reasonable efforts to [*****]. Such efforts shall not require Intellon to expend any additional funds or to accept business terms or delays that are unacceptable to Intellon. In the event Intel and Intellon are [*****], Intellon and Intel each agrees to use reasonable efforts to not enter into an agreement [*****] (Intel or Intellon, as applicable) [*****] Such efforts shall not require Intellon or Intel to expend any additional funds or to accept business terms or delays that are unacceptable to such party. Intellon will deliver to Intel a list of all Third Party IP included in [*****] as soon as such information is available, or, if later, whenever Intel requests.

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3.	Delivery of AFE Design. In the event Intel elects to exercise the Option with respect to the Design and at such time Intellon (i) has and owns an AFE Design that has met the Delivery Requirements, or (ii) has commenced or subsequently commences work on a proposed AFE Design that it will own but which has not yet met the Delivery Requirements, Intellon will provide written notice to Intel of such event and, if requested by Intel in writing, will make such AFE Design, if and when it has passed the Delivery Requirements, available to Intel as part of the Design. Intellon will furnish consulting services pursuant to the terms of Section 3.5.1 of the Agreement. At the time of delivery, Intellon agrees to provide to Intel all Bug Fixes (corresponding to the AFE Design) that are relevant to the AFE Design. After Intellon has delivered the AFE Design to Intel, Intellon also agrees to notify Intel in writing of all Bugs (corresponding to the AFE Design) within 5 business days of discovery by Intellon, and to make available to Intel in writing as soon as available all corresponding Bug Fixes. After Intellon has delivered the AFE Design to Intel, Intel will notify Intellon in writing of all Bugs (corresponding to the AFE Design) identified by Intel within 5 business days of discovery by Intel, and make available to Intellon in writing as soon as available any corresponding corrections created by Intel.

4.	Delivery of Third Party AFE Design. The restrictions and conditions on the delivery of Third Party IP set forth in Section A.5 of this Exhibit A also apply to the AFE Design. In the event the AFE Design uses Third Party IP blocks that are so central to the AFE Design that, in the reasonable judgment of Intellon, they cannot be removed or replaced without substantially redesigning the AFE Design, then Intellon shall have no obligation to (i) deliver the AFE Design to Intel unless the owner(s) of the Third Party IP comprising such blocks provide written authorization for Intellon to do so, or (ii) to provide engineering consulting services to aid Intel in removing or replacing such central blocks in the AFE Design; however, Intellon agrees to provide a detailed specification required to replace the Third Party IP in order to function with the remaining portions of the AFE Design and the Design.

5.	One AFE Design. Intellon shall not have any obligation to deliver more than one AFE Design to Intel.

6.	AFE Specification. Intellon shall provide to Intel a detailed specification for [the AFE] that is needed to work properly with Intellon’s design as specified in Schedule A-2 to this Exhibit A. Intellon agrees to provide to Intel consulting services to help Intel understand the interface between the Design and the AFE. Intellon will furnish such consulting services pursuant to the terms of Section 3.5.1 of the Agreement.

Intel/lntellon Confidential

SCHEDULE A-1 TO EXHIBIT A

Intellon HomePlug AV Design

IP Block	Source	Description
[*****]	[*****]	[*****]
Ethernet Core	[*****]	Ethernet core
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
Processor	[*****]	[*****]
Processor Peripherals	[*****]	[*****]
[*****]	[*****]	[*****]
AES Core	[*****]	128 bit AES Core
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
Turbo Codec	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
Licenses	[*****]	[*****]
Turbo Coder/Decoder	[*****]	[*****]
HomePlug AV Specification	[*****]	HomePlug AV Specification necessary patent claims
Tools	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
Synthesis, test & layout	[*****]	Tools required to Synthesize chips, create test patterns and physical design of chip
[*****]	[*****]	[*****]

Intel/lntellon Confidential

SCHEDULE A-2 TO EXHIBIT A

Intellon HomePlug AV Design

This Schedule lists the information and collateral that will be delivered as the Design described in Exhibit A. Unless otherwise denoted, collateral is required for [*****]. Unless otherwise denoted, collateral corresponding [*****] would be delivered only if applicable per the terms of Exhibit A.

A1.	[*****]

The following are required [*****]

A2.	[*****]

The following are required [*****]

A3.	[*****]

The following are required [*****]

A4.	[*****]

The following are required [*****]

A5.	[*****]

A6.	[*****]

The following are required [*****]

A7.	[*****]

A8.	[*****]

A9.	[*****]

A10.	[*****]

Regardless of whether [*****], Intellon will [*****].

This includes:

[*****]

Intel/lntellon Confidential

EXHIBIT B

Form of Trademark Agreement

TRADEMARK AGREEMENT

This Trademark Agreement (“Agreement”), effective as of the latest date signed below, is made by and between Intel Corporation, a Delaware corporation with a principal place of business at 2200 Mission College Boulevard, Santa Clara, California 95052 (“Intel”) and Intellon Corporation, a Delaware corporation with a principal place of business at 5100 W. Silver Springs Blvd., Ocala, FL 34482 (“Intellon”).

RECITALS

WHEREAS, Intel owns and uses and has used the trademark and trade name INTEL and numerous INTEL-based trademarks and trade names in connection with the manufacture, promotion, and sale of a wide range of computer, communications, educational, and consumer electronics products and services, and other goods such as shirts, jackets, pens, luggage, bags, stationary, note pads, watches, umbrellas, balls, mugs, key chains, and hats, and intends to continue using such trademarks and trade names in connection with such products and services in the future. Intel has also registered and applied to register many INTEL-formative marks around the world;

WHEREAS, the INTEL mark has been registered in numerous countries around the world since as early as 1971, including but not limited to the following registrations in the United States:

INTEL: U.S. Trademark Registration Nos. 914,978; 938,772; 939,641; 1,022,563; 1,573,324; 1,723,243; 1,725,692; 2,171,778; 2,194,121; 2,251,962; 2,251,961; 2,250,491; 2,254,525; 2,261,531; 2,276,580; 2,365,149; 2,444,762; 2,446,693; 2,462,327; 2,585,551; and 2,742,174.

WHEREAS, Intel has invested enormous resources and effort in the promotion and extensive use of the INTEL marks in the United States and worldwide such that the trademarks have become well-known and famous worldwide and represent significant and valuable goodwill to the benefit of Intel;

WHEREAS, Intellon uses the trade name, trademark, and service mark INTELLON and the domain name intellon.com in connection with the manufacture, promotion, and sale of communications technology, products and services, including hardware and software for automation and spread spectrum communications, networking over power lines, coaxial cable, and telephone and other wiring as well as radio frequency communications and technical and training support services associated therewith;

WHEREAS, the parties entered into a prior trademark agreement dated October 12,1994, whereby the parties agreed that Intellon could use certain forms of the INTELLON name and mark under certain terms and conditions, and the parties now agree that any terms and/or conditions in such agreement that conflict with this Agreement, or on which such agreement was silent, are superseded and governed by this Agreement;

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WHEREAS, Intellon has obtained trademark registrations for the word mark INTELLON in standard characters in the United States (Trademark Reg. No. 2114457 in International Class 9), Canada (Trademark Reg. No. TMA414229 in International Class 9), Benelux (Trademark Reg. No. 509882 in International Classes 9 and 16), France (Trademark Reg. No. 92400560 in International Class 9), Germany (Trademark Reg. No. 2098963 in International Class 9), the United Kingdom (Trademark Reg. No. 1486723 in International Class 9), Australia (Trademark Reg. No. A569940 in International Class 9) and Japan (Trademark Reg. 2720184 in International Class 9);

WHEREAS, a dispute has arisen between the parties regarding Intellon’s continued use and registration of the INTELLON name and marks and the parties now wish to amicably resolve and conclude this matter and avoid potential litigation.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, promises, terms, and conditions contained herein, receipt of which is hereby acknowledged, and intending to be bound, Intel and IntelIon agree as follows:

TERMS OF AGREEMENT

I. INTELLON’S OBLIGATIONS

A. Acknowledgement of Intel’s Trademark Rights

Intellon hereby recognizes and acknowledges Intel’s ownership rights in and to the INTEL trademark and all of the goodwill associated therewith, and Intellon agrees that Intel’s INTEL mark is famous, enforceable, and valid.

B. The INTELLON Marks

Intellon represents and warrants that the only names, marks, logos, slogans, titles, Internet domain names, toll-free telephone numbers, or other designations that Intellon has adopted, used, owned, possessed, applied to register or registered containing or consisting of the letter string INTEL in any variation, alone or as a prefix or suffix, regardless of stylization, design or device, or any other confusingly similar designation of any kind, are the INTELLON trade name, trademarks, and service marks, the intellon.com domain name, and the INTELLON trademarks registered in standard character form in the United States (Trademark Reg. No. 2114457 in International Class 9), Canada (Trademark Reg. No. TMA414229 in International Class 9), Benelux (Trademark Reg. No. 509882 in International Classes 9 and 16), France (Trademark Reg. No. 92400560 in International Class 9), Germany (Trademark Reg. No. 2098963 in International Class 9), the United Kingdom (Trademark Reg. No. 1486723 in International Class 9), Australia (Trademark Reg. No. A569940 in International Class 9) and Japan (Trademark Reg. 2720184 in International Class 9) (collectively, the “INTELLON Marks”).

C. Discontinuation of Use of INTELLON in Stylized Mark/Logo

Except as expressly set forth below, by September 1, 2005 (the “Logo Change Deadline”), Intellon will permanently discontinue use of its existing design marks and logos that contain INTELLON, and modify all uses of such design marks and logos (including without limitation uses on letterhead, signage, websites, and marketing collateral) such that the INTEL letter string is broken up via

Intel/lntellon Confidential

positioning of letters (for example, spaces within the INTEL letter string, or letters set obviously above and below the center line so as to create a clear separation within the INTEL letter string), via the use of upper case and lower case letters (for example, InTellon or the like), or via the addition of dashes, periods, or the like (for example INTE.LLON, IN-TELLON, IN.TELLON, or the like) as preapproved in writing by Intel, in Intel’s reasonable discretion, and will not emphasize, highlight, set apart, or distinguish in any way the letter string INTEL or INTELL as a whole from the remainder of the mark, or use an E subscripted in relation to the other letters. For the avoidance of doubt, the parties agree that (i) color changes alone to Intellon’s existing design marks and logos are not sufficient to satisfy this requirement, (ii) this Section I.C. does not require Intellon to modify or discontinue use of, or to make any change in, its word mark, INTELLON, its trade name in standard characters, “Intellon”, or its domain name, intellon.com, and (iii) this Section I.C. does not require Intellon to modify or discontinue use of, or to make any changes in, trademarks, service marks, terms, phrases, designs, or devices that do not include the word “Intellon.”

Notwithstanding the foregoing Logo Change Deadline, following the Logo Change Deadline Intellon shall be permitted to continue limited use of the Intellon logo only as follows: (1) use, for a period of 6 months following the Logo Change Deadline, of its inventory of printed sales and product collateral materials, including printed folders and promotional items (such as shirts, cups, coasters, USB drives, pens), which are existing or on order as of the Logo Change Deadline; (2) use, for a period of 12 months following the Logo Change Deadline, of (a) any video content used for product testing and demonstration purposes, which is existing or on order as of the Logo Change Deadline, (b) product prototypes and demonstration devices existing or in production as of the Logo Change Deadline, and (c) product inventory not specifically included in the later phase-out periods in Sections (I)(C)(3) and (I)(C)(4)below (such as production test systems, evaluation kits, and reference design samples), existing or in production as of the Logo Change Deadline; (3) use and sale, for a period of 18 months following the Logo Change Deadline, of HomePlug and PowerPacket integrated circuit inventory assembled prior to the Logo Change Deadline, as long as Intellon makes best efforts to exhaust such inventory as early as reasonably possible; and (4) use and sale, for a period of 36 months following the Logo Change Deadline, of Spread Spectrum Communications (SCC) integrated circuit inventory assembled prior to the Logo Change Deadline, as long as Intellon makes best efforts to exhaust such inventory as early as reasonably possible. Notwithstanding the above, as long as Intellon has made best efforts as required in Sections 1(C)(3) and I(C)(4) above, Intellon shall not be in breach of this Agreement if no more than 120,000 units of inventory under Section (I)(C)(3), and 40,000 units of inventory under Section (I)(C)(4), remain and are sold after the deadlines set forth in Sections (I)(C)(3) and (I)(C)(4), respectively.

To obtain Intel’s preapproval of proposed changes to the INTELLON logo and design marks, Intellon must send notice, according to the provisions set forth in Section III.M. below, of its proposed revisions, and receive written confirmation from Intel of receipt in accordance with the terms set forth in Section III.M. To preapprove or disapprove the proposed changes to the INTELLON logo and design marks, Intel must send notice, according to the provisions set forth in Section III.M below of its preapproval or disapproval of the proposed changes to the INTELLON logo and design marks. Thereafter, in the event Intel fails to send notice to Intellon of Intel’s preapproval or disapproval of any changes to the INTELLON logo and design marks proposed by Intellon in accordance with the terms set forth in Section III.M within fourteen (14) days after Intellon submits such design mark or logo to Intel for approval, Intel shall have an additional seven (7) day grace period (the “Grace Period”) to send notice of its preapproval or disapproval of the proposed

Intel/lntellon Confidential

changes to the INTELLON logo and design marks proposed by Intellon in accordance with the terms set forth in Section III.M. If Intel fails to send notice of its approval or disapproval of the changes to the INTELLON logo and design marks within the Grace Period in accordance with the provisions of Section III.M, the changes to the INTELLON logo and design marks proposed by Intellon shall be deemed preapproved. In the event Intel disapproves any proposed changes to the INTELLON logo or design mark submitted by Intellon for approval by Intel pursuant to this Section I.C, the notice of disapproval shall describe the specific reason for disapproval. In the event Intel sends notice(s) of disapproval of the changes to the INTELLON logo and design marks in accordance with the provisions set forth in Section III.M, such that Intel has not preapproved or been deemed to have preapproved a change to the INTELLON logo and design marks at least sixty (60) days prior to Logo Change Deadline, the Logo Change Deadline shall be extended to the date that is sixty (60) days after the date on which such preapproval or deemed preapproval has been obtained. In the event that Intellon has not submitted a logo/design mark change acceptable to Intel by the Logo Change Deadline, and Intel determines in its reasonable discretion that the cause of this delay is a lack of good faith on the part of Intellon to fulfill the requirements of this Agreement, then the provision from the Technology Collaboration and License Agreement (Section 2.1) requiring that Intel provide reasonable assistance to Intellon in the marketing and sale of certain Intellon HomePlug products shall be contingent on Intellon’s logo change as required herein such that Intel reserves the right to suspend this marketing assistance obligation until Intellon has obtained Intel’s preapproval on the new logo/design mark as required in this Agreement.

Intel expressly agrees that the following marks are acceptable as a name, trade name, trademark and service mark and do not require preapproval from Intel, in order of Intel’s preference: IN-TELLON, and IN-TELL-ON, as long as the stylization conforms with the requirements set forth above.

D. Discontinuation of All Use of the INTELLON Marks

If Intel exercises the “Option” as defined in the Technology Collaboration and License Agreement by and between Intel and Intellon executed simultaneously herewith (the “Option”), then Intellon will permanently discontinue any and all use of the name, trade name, trademark, service mark, designation, and term INTELLON within nine (9) months after Intel exercises the License Option (the “Name Change Deadline”), except as otherwise expressly set forth below. For purposes of this Agreement, use includes but is not limited to use of INTELLON as a trade name, as a company name, in a logo or slogan, on web sites, in correspondence, on letterhead, business cards, and promotional and marketing materials, and on signage. If Intel exercises the Option, Intellon further agrees that it will not adopt, use, apply to register or register the INTELLON Marks or any other mark that may cause likelihood of confusion with or dilution of the INTEL mark or any mark containing the letter string “INTEL” or “INTELL” (as a standalone-term or embedded within another term). If Intel exercises the Option, Intellon further agrees not to assign any actual or claimed rights in the INTELLON Marks to any third party.

Notwithstanding the foregoing, the parties agree that Intellon may adopt marks that incorporate the following words/terms so long as these marks do not emphasize, highlight, set apart, or distinguish in any way the letter string INTEL or INTELL as a whole from the remainder of the mark, or use an E subscripted in relation to the other letters: (1) marks that contain the English words INTELLIGENT, INTELLIGENCE, INTELLECT, INTELLECTUAL, and INTELLIGIBLE; (2) marks that begin with the letters INTELLI followed by another recognizable word or word element that makes

Intel/lntellon Confidential

up an additional syllable, e.g., INTELLILON (but not INTELLION); or (3) if as preapproved in writing by Intel in its reasonable discretion, marks that contain, but break up, the INTEL letter string, e.g. IN.TELLON, INT-ELLON, INTE.LLON, etc. Intel shall give notice of preapproval or disapproval of such marks in accordance with the provisions set forth in Section I.C. for preapproval of logos and design marks. In the event Intel sends notice(s) of disapproval of such marks in accordance with the provisions set forth in Section III.M, such that Intel has not preapproved a mark at least six (6) months prior to the Name Change Deadline, the Name Change Deadline shall be extended to the date that is six (6) months after the date on which such preapproval or deemed preapproval has been obtained. In the event that Intellon has not submitted a name change acceptable to Intel by the Name Change Deadline, and Intel determines in its reasonable discretion that the cause of this delay is a lack of good faith on the part of Intellon to fulfill the requirements of this Agreement, then the provision from the Technology Collaboration and License Agreement (Section 2.1) requiring that Intel provide reasonable assistance to Intellon in the marketing and sale of certain Intellon HomePlug products shall be contingent on Intellon’s name change as required herein such that Intel reserves the right to suspend this marketing assistance obligation until Intellon has obtained Intel’s preapproval on the new name as required in this Agreement.

Intel expressly agrees that the following words are acceptable as a name, trade name, trademark and service mark and do not require preapproval from Intel, in order of Intel’s preference: IN-TELLON and IN-TELL-ON, as long as the stylization conforms with the requirements set forth above.

Notwithstanding the foregoing Name Change Deadline, following the Name Change Deadline Intellon shall be permitted to continue limited use of the Intellon name only as follows: (1) use, for a period of 6 months following the Name Change Deadline, of its inventory of printed sales and product collateral materials, including printed folders and promotional items (such as shirts, cups, coasters, USB drives, pens), which are existing or on order as of the Name Change Deadline; (2) use, for a period of 12 months following the Name Change Deadline, of (a) any video content used for product testing and demonstration purposes, which is existing or on order as of the Name Change Deadline, (b) product prototypes and demonstration devices existing or in production as of the Name Change Deadline, and (c) product inventory not specifically included in the later phase-out periods in Sections (I)(D)(3) and (I)(D)(4) below (such as production test systems, evaluation kits, and reference design samples), existing or in production as of the Name Change Deadline; (3) use and sale, for a period of 18 months following the Name Change Deadline, of HomePlug and PowerPacket integrated circuit inventory assembled prior to the Name Change Deadline, as long as Intellon makes best efforts to exhaust such inventory as early as reasonably possible; and (4) use and sale, for a period of 36 months following the Name Change Deadline, of Spread Spectrum Communications (SCC) integrated circuit inventory assembled prior to the Name Change Deadline, as long as Intellon makes best efforts to exhaust such inventory as early as reasonably possible. Notwithstanding the above, as long as Intellon has made best efforts as required in Sections I(D)(3) and I(D)(4) above, Intellon shall not be in breach of this Agreement if no more than 120,000 units of inventory under Section (I)(D)(3), and 40,000 units of inventory under Section (I)(D)(4), remain and are sold after the deadlines set forth in Sections (I)(D)(3) and (I)(D)(4), respectively.

If Intel exercises the Option before the last day of any of the extended Logo Change Deadlines listed in Section I(C)(2), I(C)(3) or I(C)(4) above, then the applicable extended Logo Change Deadline(s) in the applicable aforementioned sections will be extended further to the related extended Name Change Deadline(s) listed in Sections I(D)(2), I(D)(3) and (I)(D)(4), respectively, in order to avoid sequential changes to Intellon’s logo and name.

Intel/lntellon Confidential

E. Confirmation of Discontinuation of Use

1. Intellon will provide Intel with written confirmation of the permanent discontinuation of use of INTELLON in Intellon’s stylized marks/logos as required in Section I.C. by having an officer of Intellon sign a letter substantially in the form of Exhibit A and delivering it to Intel according to the Notice provision below for receipt by Intel no later than fourteen (14) days after the Logo Change Deadline and each extended Logo Change Deadline per the provisions of Section I.C.

2. If Intel exercises the Option, Intellon will provide Intel with written confirmation of the permanent discontinuation of all use of the INTELLON Marks as required in Section I.D. by having an officer of Intellon sign a letter substantially in the form of Exhibit B and delivering it to Intel according to the Notice provision below for receipt by Intel within fourteen (14) days after the Name Change Deadline and each extended Name Change Deadline per the provisions of Section I.D. Intellon shall include in such letter copies of the documents that Intellon has filed to effect its corporate name change.

F. Abandonment/Cancellation of Trademark Applications/Registrations

If Intel exercises the Option, Intellon agrees to expressly abandon or cancel any and all trademark applications and/or registrations for the INTELLON Marks, specifically including but not limited to the marks listed in Section I.B. Express abandonment and/or cancellation of these applications and registrations by Intellon will be effected by executing appropriate documents and filing them with the appropriate trademark offices within fourteen (14) days after Intel exercises the License Option. Intellon agrees to contemporaneously forward to Intel a copy of all such filings according to the Notice provisions below.

G. Transfer of intellon.com Domain Name

Notwithstanding the other provisions of this Agreement, if Intel exercises the Option, Intellon agrees to assign the domain name intellon.com to Intel within two years after the Name Change Deadline, and to cooperate with Intel to effectuate such assignment. For the two-year period following the Name Change Deadline, Intellon will use the domain name, intellon.com, only to redirect Internet traffic to its new domain name and website.

H. Exception for Archival and Historical Use

Notwithstanding the other provisions of this Agreement, Intellon shall be permitted to continue to retain, use and display, solely for archival and historical use (including, but not limited to, the use and display of such items on awards, plaques, certificates, products, and packaging and company records and correspondence created prior to the respective deadlines set forth in Sections I.C. and I.D. of this Agreement, and the use and display of such items in corporate histories, in comparisons of old and new products, and when referring third parties to communications or correspondence created prior to the respective deadlines set forth in Sections I.C. and I.D. of this Agreement) (a) the existing design marks and logos that contain INTELLON and (b) the name, trade name, trademark, service mark, designation, and term INTELLON, and references to the domain name intellon.com.

Intel/lntellon Confidential

I. Non-Use of INTELLON Name and Marks

For a period of five (5) years after the Name Change Deadline, Intel shall not affirmatively license or sell to any third party any rights it may have in the INTELLON Marks without the prior written consent of Intellon, which shall not be unreasonably withheld. In addition, for a period of five (5) years after the Name Change Deadline, Intel will not use or register the INTELLON Marks but reserves its right to use and/or register INTEL-based marks that have additional elements added on (including, but not limited to, acronyms) that may be identical to or resemble LON, as long as such marks do not include the letter string INTELLON as a single unitary element. In addition, for a period of five (5) years after the Name Change Deadline, Intel shall not use the INTELLON Marks on powerline communications products similar to those currently manufactured by Intellon, which are designed to use existing electrical wiring and outlets in the home or small business to network certain electronic devices.

J. Use of Name and Marks Prior to Change

Provided that Intellon complies with its obligations pursuant to this Agreement or any other agreement between the parties regarding the parties’ trademarks, Intel shall not make any claim or take any adverse action against Intellon or its subsidiaries, affiliates, licensees, customers or agents for their use prior to the Logo Change Deadline, or extended Logo Change Deadline, of the existing design marks and logos that contain INTELLON or for their use prior to the Name Change Deadline or the extended Name Change Deadlines, of the name, trade name, trademark, service mark, designation, and term INTELLON, and the domain name intellon.com.

K. Confidentiality of [*****]

Intellon shall keep strictly confidential in perpetuity the [*****] pursuant to the Agreement and the time periods specified in Sections I.C.1 through I.C.4 and Sections I.D.1 through Section I.D.4, and Intellon will not now or hereafter disclose the [*****] or such time periods to any other party. Intellon shall handle such information with the same or higher level and degree of care that it uses for its most confidential and sensitive technical and competitive trade secret information. The parties agree that this confidentiality provision is a material term of this Agreement, and a breach of this provision will constitute a material breach of this Agreement. Notwithstanding the foregoing, Intellon may disclose the [*****] and such time periods: (1) to their legal advisors or to financial advisors or authorities for legal advice or tax or accounting purposes; (2) as required by court order or by the rules of civil procedure in litigation pursuant to a protective order maintaining the confidentiality of this information, after giving ten (10) business days notice to Intel; (3) as required to comply with the disclosure obligations of applicable securities laws; and (4) to bona fide prospective investors, financing sources or potential acquirers as required in connection with due diligence related to a bona fide financing transaction or a merger, consolidation, or sale of all or substantially all of the assets of Intellon, so long as prior to any such disclosure the recipient of the disclosure is bound to hold the information under confidentiality restrictions similar in force to those provided in this Section I.K., and this Agreement is redacted as preapproved by Intel in writing to exclude all references to [*****] and the time periods specified in Sections I.C.1 through I.C.4 and Sections I.D.1 through Section I.D.4.

Intel/lntellon Confidential

Should Intellon at any time disclose either the [*****], or the time periods specified in Sections I.C.1 through I.C.4 and Sections I.D.1 through Section I.D.4, to any other party except as expressly allowed above, Intellon will be deemed to have [*****] pursuant to this Agreement. Such [*****] will not affect or eliminate Intellon’s other obligations contained in this Agreement and does not [*****]. Intellon’s [*****] will be in addition to any other remedies Intel may have available at law or in equity and Intel expressly reserves all rights to pursue any and all such remedies.

Neither party shall make any formal or prominent public announcement regarding this Agreement.

II. INTEL’S OBLIGATIONS

A. [*****]

Subject to and conditioned upon Intellon’s compliance with the terms and conditions of this Agreement, [*****] the following [*****]. Provided that Intellon has complied with Section I.C. of this Agreement, Intel will [*****] Intellon’s executed confirmation substantially in the form of Exhibit A [*****] Intellon’s executed confirmation [*****] Intellon’s executed confirmation [*****] Provided that Intellon is in full compliance with all the terms and obligations contained in this Agreement, including without limitation the [*****] Intellon’s executed confirmation [*****] Intellon’s executed confirmation [*****] Intellon’s executed confirmation [*****] Intellon agrees and understands that it must complete, execute, and return to Intel [*****]. Intel will not be in breach of this Agreement if Intel has not [*****] completed and executed forms and letters [*****].

III. GENERAL TERMS

A. Geographic Scope of Agreement

The geographic scope of this Agreement is worldwide.

B. Successors and Assigns

This Agreement shall extend to, inure to the benefit of, and be binding upon the parties hereto and their respective directors, officers, partners, proprietors, attorneys, agents, servants, employees, representatives, affiliates, subsidiaries, shareholders, predecessors, and successors and assigns.

C. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, and specifically, this Agreement supersedes and governs any conflicting or contradictory terms and/or conditions in the October 12, 1994 agreement between the parties. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by an instrument in writing duly executed by authorized representatives of each of the parties hereto.

Intel/lntellon Confidential

D. Representation by Counsel

The parties to this Agreement acknowledge that they have received legal counsel concerning the matter resolved by this Agreement and the Agreement itself.

E. Disputes and Interpretation

1. Breach or Default.

Nothing in this Agreement will be construed so as to impair any legal or equitable right of any party hereto to enforce any of the terms of this Agreement by any means, including without limitation, an action for damages or a suit to obtain specific performance of any or all of the terms of this Agreement. It is hereby expressly acknowledged by all parties to this Agreement that a breach hereof by Intellon will cause such injury as U.S. federal law and the laws of the States of Delaware and California recognize as immediate and irreparable and that preliminary and permanent injunctive relief would be appropriate in the event of such breach.

2. Governing Law.

This Agreement and all actions for the breach thereof will be governed, construed, and interpreted in accordance with the laws of the State of Delaware without regard to or application of choice of law rules or principles. The parties further acknowledge and agree that any non-contractual cause of action that either party may assert, including but not limited to trademark infringement, trademark dilution, passing off, false designation of origin, unfair competition and other noncontractual causes of action, will be governed by U.S. federal law and the law of the State of California.

3. Forum.

The parties agree that any action arising out of or in connection with this Agreement shall be brought in the United States District Court for the Northern District of California or in the Superior court for the county of Santa Clara, California, which courts shall have exclusive jurisdiction over any such action, and each of the parties hereby consents to the personal jurisdiction of, and waives any objection to venue in, such courts.

F. Each Party to Bear Its Own Costs and Attorneys’ Fees

Each party agrees that it shall bear its own costs and attorneys’ fees associated with the substance of this matter and its amicable resolution through this Agreement.

G. Representation as to Authority

The parties to this Agreement represent and warrant that they have the sole right and exclusive authority to execute this Agreement and that they have not sold, assigned, transferred, conveyed, or otherwise disposed of any interest, right, claim or demand, or portion thereof, relating to any matter in this Agreement.

Intel/lntellon Confidential

H. Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such determination shall not affect the validity of the remaining provisions unless Intel determines in its discretion that the court’s determination causes this Agreement to fail in any of its essential purposes.

I. Headings

The paragraph headings contained in this Agreement are provided for convenience only and shall not be considered in the interpretation and construction of this Agreement.

J. Execution of Other Documents

The parties agree to cooperate to effect the intent and terms of this Agreement and agree to execute such any and other papers or documents required or necessary to effect the terms and obligations contained in this Agreement.

K. Waiver

The failure of either party at any time or times to demand strict performance by the other party of any of the terms or conditions of this Agreement shall not be construed as a permanent or continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms and conditions.

L. Survival

Rights and obligations under this Agreement which by their nature should survive, including but not limited to all rights and obligations in Sections I and III, will remain in effect after termination or expiration of this Agreement.

M. Notice

All notices, consents, requests and demands to or upon the respective parties hereto must be in writing and delivered either in person, by mail (certified or registered mail, postage prepaid), by facsimile (but only if followed by a prompt confirmation by personal delivery or mail in accordance with the foregoing), or by Federal Express or a similar recognized courier service (all charges prepaid), to the following addresses (“Notice”). Such Notice will be effective upon receipt.

For Intel Corporation:

Attn: Director of Trademarks and Brands Legal

Intel Corporation

Mailstop SC4-203

2200 Mission College Blvd

Santa Clara, CA 95052

Intel/lntellon Confidential

For Intellon;

Intellon Corporation

Attn: Chief Executive Officer

5100 West Silver Springs Blvd.

Ocala, FL 34482

N. Execution

The Agreement will be executed in duplicate, with each Agreement being executed in full and without counterparts.

IN WITNESS WHEREOF AND INTENDING TO BE BOUND, the parties hereby execute this Agreement through their duly authorized representatives.

INTEL CORPORATION	INTELLON CORPORATION

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Intel/lntellon Confidential

EXHIBIT A

Via U.S. Post Office Registered Mail

Date:

Intel Corporation

Director of Trademarks and Brands Legal

2200 Mission College Blvd.

Mailstop SC4-203

Santa Clara, CA 95052-8119

Re: Compliance with Trademark Agreement

Dear                     :

This letter will confirm that Intellon Corporation (“Intellon”) has fully performed its obligations through the date hereof under Section I.C.             of the Trademark Agreement with Intel Corporation dated             (“Agreement”).

I certify that I am an officer (or authorized representative) of Intellon duly authorized to make these statements and that all statements made of my own knowledge are true and that all statements made on information and belief are believed to be true.

Sincerely,

Intellon Corporation

Signature

Name & Title

Intel/lntellon Confidential

EXHIBIT B

Via U.S. Post Office Registered Mail

Date:

Intel Corporation

Director of Trademarks and Brands Legal

2200 Mission College Blvd.

Mailstop SC4-203

Santa Clara, CA 95052-8119

Re: Compliance with Trademark Agreement

Dear                     :

This letter will confirm that Intellon Corporation (“Intellon”) has fully performed its obligations through the date hereof under Section I.D.            of the Trademark Agreement with Intel Corporation dated             (“Agreement”).

<Insert the following as applicable:> In addition, pursuant to Section I.F. of the Agreement, Intellon has caused to be filed with the appropriate trademark offices express abandonments/cancellations of all of the INTELLON trademarks, including those registered in the United States (Trademark Reg. No. 2114457 in International Class 9), Canada (Trademark Reg. No. TMA414229 in International Class 9), Benelux (Trademark Reg. No. 509882 in International Classes 9 and 16), France (Trademark Reg. No. 92400560 in International Class 9), Germany (Trademark Reg. No. 2098963 in International Class 9), the United Kingdom (Trademark Reg. No. 1486723 in International Class 9), Australia (Trademark Reg. No. A569940 in International Class 9) and Japan (Trademark Reg. 2720184 in International Class 9). Copies of the express abandonments as filed are enclosed for your records.

<Insert the following as applicable:> In addition, enclosed are copies of the documents that Intellon has filed to effect its corporate name change as required under Section I.E. of the Agreement.

I certify that I am an officer (or authorized representative) of Intellon duly authorized to make these statements and that all statements made of my own knowledge are true and that all statements made on information and belief are believed to be true.

Sincerely,

Intellon Corporation

Signature

Name & Title

Intel/lntellon Confidential

EXHIBIT C

TAX IDENTIFICATION NUMBER FORM

Intel/lntellon Confidential

Intel Corporation

5200 NE Elam Young Parkway

Hillsboro, OR 97124-6497

Tracking Number                                       Substitute W-9

Supplier Number	Intel Buyer
(If applicable)	Phone

COMPANY/BUSINESS NAME
ADDRESS

Federal Law requires withholding of 31% federal income tax from payments made to suppliers for which we do not have a Tax Identification number. Funds withheld can only be refunded by the IRS. IF YOU ARE AN INDIVIDUAL OR A SOLE-PROPRIETOR, PAYMENTS MUST BE MADE AND REPORTED UNDER YOUR NAME. PLEASE PRINT THE NAME THAT NEEDS TO BE REPORTED. If you have any questions regarding this issue, please contact the IRS. NOTE: Merchandise and reimbursements will not be separated from reportable dollars.

Your Tax Identification Number is a nine digit number assigned by the either the Social Security Administration or the IRS. If you do not have a Federal Employer Identification number (FEIN), you will need to use your Social Security Number (SSN).

Please complete the appropriate section below. Then fill out the last section and return this form. Thank you.

Individual?	YOUR NAME
Social Security Number (SSN) _ _ _- _ _- _ _ _

Sole Proprietor?	YOUR NAME
BUSINESS NAME

Social Security Number (SSN) _ _ _ - _ _ - _ _ _ OR FEIN _ _ - _ _ _ _ _ _
(This is either your Social Security Number OR your Federal Employer ID Number)

Partnership?		FEIN _ _ -_ _ _ _ _ _ _ _ _
Incorporated Attorney or Legal Firm?

Corporation/Incorporated? Non-Profit?		FEIN _ _- _ _ _ _ _ _ _ _ _ (This is your Federal Employer ID number)

Government Agency?

Print Name:	Title:		Date:

Signature:		Phone number:

Intel/lntellon Confidential

EXHIBIT C

HomePlug IA Agreement

Confidential

AGREEMENT REGARDING HOMEPLUG POWERLINE ALLIANCE

This Agreement Regarding HomePlug Powerline Alliance is entered effective as of June 10, 2005 between Intel Corporation (Intel) and Intellon Corporation (Intellon).

RECITALS

WHEREAS, Intel and Intellon have determined that a viable, effective, broadly-supported organization to promote an industry standard for powerline communications, including in-home powerline communications and broadband connections to the home (“PLC Organization”) is beneficial to both parties;

WHEREAS, Intel and Intellon agree that the governing body or board of directors of such PLC Organization should consist of large, high-profile technology and service companies interested in setting industry standards for powerline communications;

WHEREAS, as an additional inducement for Intel to purchase shares of Intellon’s Series B Convertible Preferred Stock (the “Series B Stock”) for an aggregate purchase price of $1,000,000, Intellon and Intel have agreed to support and take certain steps to effect changes to the Homeplug Powerline Alliance, Inc. (“Homeplug IA”) to make its governance structure more consistent with the goals described above;

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, promises, terms, and conditions contained herein, receipt of which is hereby acknowledged, and intending to be bound, Intel and Intellon agree as follows:

TERMS OF AGREEMENT

1. HomePlug IA Agreements.

1.1. Homeplug IA Board and Membership Structure. Intellon and Intel will use their respective reasonable commercial efforts to effect the following changes in the organization and governance of the Homeplug IA on or before August 19, 2005 and after the earlier of (i) the date that the HomePlug IA Board of Directors approves the final specification for HomePlug AV and (ii) August 1, 2005:

a. Replace the existing membership structure of Sponsors, Participants and Adopters with a new membership structure of members of the Board of Directors (“Directors”), Contributors, Participants and Adopters, with Directors being the only members entitled to voting rights as members or as members of any Board of Directors, provided that (i) Directors may not be companies that develop and sell, or propose to develop and sell, standalone powerline communications integrated circuits, and (ii) Directors, Contributors, Participants and Adopters shall

Intel/lntellon Confidential

have equal access to any HomePlug IA specification and shall have equal necessary claims licensing rights and obligations. Change the membership classification of [*****], [*****] and Intellon to Contributor and effect the resignation of [*****] from the HomePlug IA Board of Directors.

b. Replace the existing Board of Directors with a new governance structure consisting of: (i) an overarching governing body (possibly called an Implementer’s Forum) having as its Board of Directors large, high-profile technology and service companies interested in setting industry standards for powerline communications (the “New Board”), with new members of the Board being selected from among the Promoter members by a two-thirds vote of the New Board; and (ii) multiple separate Promoters Groups, each established by and subservient to the New Board, whose Directors shall be appointed from among the Director members by a two-thirds vote of the New Board. Separate Promoters Groups shall exist for each HomePlug 1.0, HomePlug AV, HomePlug BPL, and HomePlug Command & Control. The Implementers Forum will be responsible for managing compliance and certification of devices with HomePlug specifications, managing the financial resources of the HomePlug IA, owning and protecting all HomePlug trademarks, managing industry marketing and training, and governing the creation of, and providing legal support to, the Promoters Groups. The Promoters Groups will be responsible for defining and maintaining technical specifications and controlling the ownership and copyright of their respective specifications.

c. Establish Comcast, Earthlink, Intel, RadioShack, Sharp and Sony as initial Directors of the Implementers Forum, seek to change Sony’s membership from a Sony subsidiary to the parent company, and seek to recruit and add additional members to the New Board from among the following: Cisco, General Electric, HP, Liberty Media, Microsoft, Motorola, Philips and Samsung.

d. Establish Promoters Groups for HomePlug 1.0, AV, HomePlug BPL and HomePlug C&C with the following members of their respective Boards of Directors:

(1) For the HomePlug 1.0 Promoters Group Board of Directors: establish Comcast, Earthlink, Intel, RadioShack, Sharp and Sony as the initial members and seek to recruit and add additional members from among the following: Cisco, General Electric, HP, Liberty Media, Microsoft, Motorola, Philips and Samsung;

(2) For the HomePlug AV Promoters Group Board of Directors: establish Comcast, Earthlink, Intel, RadioShack, Sharp and Sony as the initial members and seek to recruit and add additional members from among the following: Cisco, HP, Liberty Media, Microsoft, Motorola, Philips and Samsung;

(3) For the HomePlug BPL Promoters Group Board of Directors: establish Comcast, Earthlink, Intel, RadioShack, Sharp and Sony as the initial members and seek to recruit and add additional members from among the following: Cisco, Current Technologies, Microsoft, Motorola, Schneider and Thomson;

(4) For the HomePlug C&C Promoters Group Board of Directors: establish Comcast, Earthlink, Intel, RadioShack, Sharp and Sony as the initial members and seek to recruit and add additional members from among the following: Cisco, General Electric, Microsoft, Motorola, Philips and Samsung.

Intel/lntellon Confidential

Intel and Intellon shall each have the right to seek to recruit such additional members of the Promoters Groups Boards of Directors as such party may determine.

e. Establish Arkados, Conexant and Intellon as Contributors to the Promoters Groups for HomePlug 1.0, HomePlug AV and HomePlug BPL.

f. To assist in an orderly transition, provide that any member of the existing HomePlug IA Board of Directors that converts or is converted from Sponsor member to Contributor member as part of the HomePlug IA restructuring process shall have non-voting observer rights to attend and participate in, and to receive copies of all materials distributed in connection with, all regular and special meetings of the New Board for a period of 120 days, and of the HomePlug 1.0 Promoters Group Board of Directors, the HomePlug AV Promoters Group Board of Directors and the HomePlug BPL Promoters Group Board of Directors for a period of 180 days, following such member’s reclassification from Sponsor to Contributor. If the New Board or the Board of Directors of the applicable Promoters Group, as the case may be, determines in good faith that exclusion of such Contributor representative or omission of the information to be provided to such Contributor’s representative is necessary in order to (i) preserve the attorney-client privilege (such determination in the case of this clause to be based on the advice of counsel to the HomePlug IA) or (ii) fulfill the Homeplug IA’s obligations with respect to confidential of proprietary information of third parties or avoid a conflict of interest between the HomePlug IA and such Contributor, then the New Board or the Board of Directors of the applicable Promoters Group shall have the right to exclude such Contributor’s representative from portions of meetings of the New Board or the Board of Directors of the applicable Promoter’s Group in which such information is discussed, as applicable, or omit to provide the representative with certain information, in each case to the extent deemed necessary by the New Board or the Board of Directors of the applicable Promoter’s Group; provided, however, that such Contributor’s representative shall not be so excluded and such information shall not be so omitted unless all other Contributors and other persons whose presence at a meeting or receipt of such information could result in a loss of the attorney-client privilege or cause a conflict of interest, as the case may be, are also excluded and have such information omitted, as applicable.

g. To assist in an orderly transition, provide that the initial Chairs of the HomePlug IA Working Group, the HomePlug AV Specification Working Group and the HomePlug BPL Working Group, immediately following the effectiveness of the new Board governance structure, shall be the Chairs holding such positions immediately before the effectiveness of such new Board governance structure and that no member of the HomePlug IA Technical Working Group, the HomePlug AV Specification Working Group or the HomePlug BPL Working Group will be required to resign from such groups without its consent. It shall be the position of both Intellon and Intel that Contributor members are eligible to serve as working group Chairs of the respective Promoters Groups. It is also understood that additional members may be appointed to such working groups.

1.2. Changes to form of HomePlug IA Agreements. Intellon will use their reasonable commercial efforts to change the Homeplug IA Sponsor’s Agreement and, if applicable, any other HomePlug IA agreements as follows by August 1, 2005:

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a. removal of any requirement that members participate in a licensing association (also known as a “patent pool”) in order to participate in working groups or task forces related to Homeplug AV or future specifications (e.g., Homeplug BPL, Homeplug C&C).

b. revision of the patent disclosure and warranty requirements to make them more reasonable and to more accurately reflect the intention of the members as follows:

(i) in section 3.3.2 of the Homeplug IA Sponsor’s Agreement, insert “Sponsor’s Alliance representative(s) are actually aware that Sponsor” in place of the word “it” in each of the third line and the seventh line;

(ii) in section 3.6 of the Homeplug IA Sponsor’s Agreement, insert “Sponsor’s Alliance representative(s) are actually aware” after the word “which” in the second line; and

(iii) in section 8.1 of the Homeplug IA Sponsor’s Agreement, insert “Sponsor’s Alliance representatives” in place of “Sponsor” at the end of the section.

1.3. Support and Influence. Intellon agrees to use their reasonable commercial efforts to gain the support of and to positively influence the members of the Homeplug IA Board of Directors to vote in favor of the changes proposed in Sections 1.1 and 1.2 hereof. As part of the HomePlug governance changes contemplated by this Agreement, Intellon agrees to use its best efforts to convince [*****] and [*****] to resign from the HomePlug IA Board of Directors contemporaneously with Intellon’s resignation from such Board, with all such resignations being effective – by no later than August 1, 2005, and to convince [*****] to resign as a member of the HomePlug IA Board of Directors at or prior to such date; provided that such efforts shall not require Intellon to (i) pay any amount, (ii) transfer or license any intellectual property to, or enter into any other agreement with, any person other than (x) an agreement limited to implementing the changes described in this Agreement and (y) as already prescribed in existing HomePlug agreements or (iii) concede any business to, or agree to compete less aggressively against, any person.

1.4. Membership and Publicity. Intel agrees to join the Board of Directors of the HomePlug IA (if nominated, or otherwise eligible), as well as the Board of Directors of the HomePlug AV Promoters Group (if nominated, or otherwise eligible) after the Required Minimum Changes (defined below) have been made. Intellon understands that, unless Intel elects to waive such requirements in its sole discretion, Intel will not publicly announce that it has joined the Board of Directors of the HomePlug IA or the New Board or any Promoters’ Groups, nor permit Intellon to announce that Intel has made an equity investment in Intellon, nor make a long-term commitment to join the Homeplug IA, until (i) all of the changes in Section 1.2 above have been completed and (ii) the voting members of the HomePlug IA Board of Directors or the New Board, as applicable, do not include any of [*****], [*****], [*****], [*****] or Intellon (subsections (i) and (ii) above collectively referred to as the “Required Minimum Changes’); provided, however, that if the Required Minimum Changes have not been met or waived by Intel by October 31, 2005 and Intel and Intellon before or after such date have both joined together with other interested parties to form an Alternative IA (as defined in Section 6.1 of the main body of the TECHNOLOGY COLLABORATION AND LICENSE AGREEMENT), then Intel will permit Intellon to announce that Intel has made an equity investment

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in Intellon in accordance with Section 1.2 of the Confidentiality Side Letter Agreement entered into between Intellon Corporation and Intel Corporation, signed coincident with the TECHNOLOGY COLLABORATION AND LICENSE AGREEMENT.

2. Intel and Intellon will advocate that the Bylaws for the Implementers Forum and Promoters Groups shall provide that companies that develop and sell, or propose to develop and sell, standalone powerline communications integrated circuits (i) shall not be Directors of the Homeplug IA Implementers Forum or Directors of any HomePlug IA Promoters Groups for which they develop and sell, or propose to develop and sell, standalone powerline communications integrated circuits at the initial organization of those boards; and (ii) shall not be thereafter admitted as Directors of the Homeplug IA Implementers Forum or Directors of any HomePlug IA Promoters Groups for which they develop and sell, or propose to develop and sell, standalone powerline communications integrated circuits.

In witness whereof, the parties have executed this Agreement effective as of June 10, 2005.

INTEL CORPORATION	INTELLON CORPORATION

Signature	Signature

Printed Name	Printed Name

Title	Title

Intel/lntellon Confidential

EXHIBIT D

Material Parts

Exhibit D to Technology Collaboration and License Agreement

Material Parts of the AV Design

AV Design

The Material Parts of the Initial Design are shown below. If the Material Parts of a Subsequent Design to be delivered to Intel are different from the Material Parts of the Initial Design, Intellon will deliver to Intel a list of the Material Parts of such Subsequent Design as soon as such information is available, or, if later, whenever Intel requests.

Intellon shall include the following notice at the top of all electronic (e.g., VHDL code) and printed material which constitutes a Material Part of Intellon’s HomePlug AV Design: “This represents a Material Part of Intellon’s HomePlug AV Design. Use of this material is governed by the Technology Collaboration and License Agreement, which Intellon and Intel entered into on June 10, 2005.”

MAC:

The INT6000IC MAC Software Architecture is [*****]

[*****]

List of abbreviations:

[*****]

PHY:

The Material Parts of [*****] are indicated below in the shaded (red, if in color) blocks. The Material Parts of [*****], shown in the top level in a shaded (red, if in color) and white cross hatch pattern, are identified in the subsequent diagrams, which provide more detail of these blocks. In those subsequent diagrams, the Material Parts of [*****] are indicated in the shaded (red, if in color) blocks. Additional information with respect to the Material Parts of [*****] is provided following the diagrams.

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

1.1. PHY Top Level

[*****]

AFE Design

Intellon will deliver to Intel a list of the Material Parts of any AFE Design as soon as such information is available, or, if later, whenever Intel requests.